Date: May 26, 2010

To each Purchaser identified on the signature page of the Purchase Agreement dated as of May 26, 2010, by and among Total Apparel Group, Inc, and the purchasers listed therein

To Whom It May Concern:

Until such time as the GAAP net sales of Total Apparel Group, Inc. (the "Company") exceeds Thirty Million Dollars ($30,000,000), the undersigned agree to vote 100% of the shares of Common Stock owned by the undersigned in favor of electing a Majority Representative (as defined in that certain securities purchase agreement by and among the Company and the purchasers listed on the signature pages thereto, the "Purchase Agreement") to serve on the board of directors of the Company.

This voting agreement is given in consideration of, and as a condition to enter into, such Purchase Agreement and is not revocable by the undersigned.

By: ____

Name of Shareholder: Donald Jones

Number of Shares Beneficially Owned:

By: ____

Name of Shareholder: Janon Costley

Number of Shares Beneficially Owned: